UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 24, 2013

Altair Nanotechnologies Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-12497	33-1084375
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

204 Edison Way
Reno, NV	89502
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code:
(775) 856-2500

N/A
(Former name, former address, and formal fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

TABLE OF CONTENTS

Item 1.01	Entry into Material Definitive Agreement

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Item 9.01	Exhibits

SIGNATURES

EXHIBIT INDEX

EX. 10.1	Loan Contract, dated October 24, 2013, by and between Altairnano, Inc. and the Bank of China Lmited.

EX. 10.2	Community Loan Contract, dated October 31, 2013, by and between Northern Altair Nanotechnologies Co., Limited and the Wu’an Rural Credit Cooperative Co., Limited.

Item 1.01	Entry into Material Definitive Agreement

The information set forth in Item 2.03 is incorporated into this Item 1.01 by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On October 24, 2013, Altairnano, Inc., and the Bank of China Limited, Seoul Branch (the “Bank”) entered into a series of agreements under which Northern Altair Nanotechnologies Co., Ltd (“Northern Altair”) set aside restricted cash of approximately $4.0 million with the Bank of China supporting a letter of credit in favor of the Bank. In return, the Bank loaned the Company $3,800,000 which was received on November 12, 2013. The interest rate on this loan is three-month LIBOR plus 200 basis points, to be reset every three months, accrued interest is due at the end of each three-month period during the loan term. The maturity date is November 7, 2014.

On October 31, 2013, Northern Altair entered into, and closed, a financing under a Community Loan Contract (the “Agreement”) and related documents with the Wuan Rural Credit Cooperative Co., Limited (the “Credit Coop”) with respect to RMB 105,000,000 or approximately USD $17,115,700, loan. The interest rate on this loan is 12% and the maturity date is October 30, 2014. The loan is secured by Northern Altair’s Land Use Right with respect to industrial land in Wu’an, China.

Item 9.01	Financial Statements and Exhibits

(a)	Exhibits.

10.1 Loan Contract, dated October 24, 2013, by and between Altairnano, Inc. and the Bank of China Limited.

10.2 Community Loan Contract, dated October 31, 2013, by and between Northern Altair Nanotechnologies Co., Limited, a subsidiary of “Altairnano, Inc.” and the Wuan Rural Credit Cooperative Co., Limited.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Altair Nanotechnologies Inc.

Dated: November 22, 2013	By	/s/ Paula Conroy
Paula Conroy, Chief Financial Officer

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